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                                                                    Exhibit 23.1



The Board of Directors
 Analytical Surveys, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Analytical Surveys, Inc. of our report dated October 31, 1997, relating to the consolidated balance sheets of Analytical Surveys, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997 which report appears in the September 30, 1997 annual report on Form 10-K of Analytical Surveys, Inc.

KPMG Peat Marwick LLP


Denver, Colorado
March 3, 1998